Thomas J. Craft, Jr. P.A.

301 Clematis Street, Suite 3000
West Palm Beach, Florida 33401
Telephone: (561) 685-5736
Facsimile: (561) 655-3202

Opinion of Counsel and Consent
Board of Directors
Securit-e-Doc, Inc.

Re: Registration Statement on Form SB-2

Gentlemen:

As counsel to Securit-e-Doc, Inc., a Florida corporation (the "Company"), my firm has participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the primary offering by the Company registering 1,500,000 shares of the Company's common stock, $.0001 par value (the "Shares") and the concurrent secondary offering of 981,586 Shares by selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the Shares have been and are duly authorized, validly issued, fully paid and non-assessable Shares of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,

/s/ Thomas J. Craft, Jr., P.A.
West Palm Beach, Florida
November 7, 2002